Exhibit 99.1

TPG RE Finance Trust, Inc. Announces Results for the Quarter Ended June 30, 2017

New York, NY, August 24, 2017 /BusinessWire/ -- TPG RE Finance Trust, Inc. (NYSE:TRTX) announced operating results for the quarter ended June 30, 2017.

SECOND QUARTER 2017

--	Produced GAAP Net Income and Core Earnings of $25.3 million, or $0.64 per diluted common share, based on a pre-IPO weighted average share count of 39.5 million shares

--	Increased Net Interest Income to $32.1 million, up $8.8 million, or 37.6% from the three months ended June 30, 2016

--	Closed $332 million of total loan commitments, lifting first half total loan originations to $676 million

--	Owned a performing $2.7 billion high quality mortgage loan portfolio, consisting primarily of floating rate, first mortgage loans, with a weighted average LTV of 60.2%

SUBSEQUENT EVENTS

--

Completed initial public offering of 11.65 million shares of common stock, including 0.65 million shares issued pursuant to the underwriters’ greenshoe option, at a public offering price of $20.00 per share generating net proceeds of approximately $212 million

--	Distributed a common stock dividend of 9.5 million shares to pre-IPO stockholders, simultaneous with the completion of the initial public offering

--

Closed four first mortgage loans totaling $447.6 million with a weighted average credit spread of LIBOR plus 4.2% and a weighted average LTV of 59.6%. Year-to-date loan closings now total $1.12 billion with an additional $298.9 million under executed term sheets

--	Executed four term sheets for first mortgage loans totaling $298.9 million

--	Upsized credit facilities with Morgan Stanley and JP Morgan Chase by an aggregate $353.5 million

--	Evaluating an existing first mortgage loan pipeline of $3.0 billion

Greta Guggenheim, Chief Executive Officer of TPG RE Finance Trust, stated: “We maintained our strong origination pace in the second quarter, closing $332 million of quality first mortgage loans. We did so while simultaneously working toward our July IPO, which is a testament to the strength of our team and the quality of our loan pipeline. With the IPO successfully concluded, we are entirely focused on loan originations and further reducing our cost of funds. With an enlarged and strengthened capital base we expect to make deeper inroads in the large-loan commercial mortgage market nationally. We are pleased with our originations pace and are rigorously evaluating a $3.0 billion loan pipeline for more quality originations. In this environment, we expect our concentration on property-specific dynamics and our strict adherence to rigorous credit standards will continue to deliver attractive risk-adjusted returns to our shareholders.”

FINANCIAL RESULTS

During the quarter ended June 30, 2017, GAAP Net Income increased to $25.3 million, or $0.64 per diluted common share, compared to $17.1 million, or $0.52 per diluted common share, during the same period in the prior year. The increase was primarily a result of $9.0 million of mortgage loan discount amortization, exit fees received, and minimum multiple payments related to loan repayments during the quarter ended June 30, 2017. This increase was partially offset by an increase in Management Fees and Incentive Management Fees of $1.2 million.

Core Earnings, during the quarter ended June 30, 2017, increased to $25.3 million, or $0.64 per diluted common share, compared to $23.5 million, or $0.60 per diluted common share, during the quarter ended March 31, 2017. This increase was primarily a result of a $1.6 million minimum multiple payment related to a mortgage loan repayment received during the current quarter.

INVESTMENT TRANSACTIONS

During the quarter ended June 30, 2017, the following loan and CMBS investments were executed:

•

Originated three first mortgage loans with an aggregate commitment amount of $332.4 million, an initial funding amount of $283.1 million and a deferred funding commitment of $49.3 million. All were bridge or transitional loans. These loans have a weighted average credit spread of LIBOR plus 3.9%, a weighted average term to extended maturity of 4.2 years, and a weighted average loan-to-value (“LTV”) of 66.8%.

•

Acquired four CMBS investments for short-term investment purposes, which had a credit rating of AAA or were backed by the full faith and credit of the U.S. Treasury, with an aggregate face amount of $60 million and a weighted average yield to final maturity of 2.4%.

During the quarter ended June 30, 2017, the following principal repayments were received:

•

Ten first mortgage loans totaling $762.7 million were repaid in full. The weighted average credit spread of these loans, based on unpaid principal balance at the time of repayment, was LIBOR plus 5.3%. The net proceeds received from the loan repayments were utilized to retire $359.1 million of borrowings under the Company’s CLO and $184.3 million of borrowings related to our existing secured revolving repurchase facilities. Additionally, partial loan repayments of $39.7 million related to 13 loans with a weighted average credit spread of LIBOR plus 5.1% were received.

•

Seven CMBS investments made principal repayments totaling $28 million, consisting of three partial repayments totaling $0.1 million and four full repayments of $27.9 million. The net proceeds from these repayments retired $19.2 million of borrowings under our existing secured revolving repurchase facilities.

Since June 30, 2017, and through August 23, 2017, the Company has closed $447.6 million of first mortgage loans with a weighted average credit spread of LIBOR plus 4.2%, a weighted average term to extended maturity of 5.6 years and a weighted average LTV of 59.6%. Year-to-date loan originations total $1.12 billion in commitments, pending loan originations subject to executed term sheets total $298.9 million in commitments, and year-to-date loan repayments total $974.5 million of unpaid principal balance.

FINANCING ACTIVITIES AND BORROWING CAPACITY

During the quarter ended June 30, 2017, the Company increased its borrowing capacity by $500 million by amending two of its existing secured revolving repurchase facilities:

1.

On June 8, 2017, the Wells Fargo Bank, National Association, credit facility was increased to a maximum facility amount of $750 million from $500 million. The current extended maturity of this credit facility is May 2021.

2.

On June 12, 2017, the Goldman Sachs Bank USA, credit facility was increased to a maximum facility amount of $750 million from $500 million. The current extended maturity of this credit facility is August 2019.

As of June 30, 2017, the Company had cash and cash equivalents of $200.7 million, $1.5 billion of financing capacity under its current lending arrangements to originate or acquire mortgage loans and CMBS investments, and a weighted average cost of funds of LIBOR plus 2.48%. The Company’s weighted average cost of funds declined 13 basis points compared to the prior quarter as a result of reducing its CLO borrowings and obtaining lower credit spreads on borrowings under its existing secured revolving repurchase facilities.

LOAN PORTFOLIO

The Company’s $2.7 billion mortgage loan portfolio at June 30, 2017 consisted of high quality, primarily floating rate, first mortgage loans, secured by properties solely within the United States. The loan portfolio has an aggregate unpaid principal balance of $2.2 billion, and approximately $510.3 million of unfunded loan commitments, with a weighted average credit spread of LIBOR plus 5.0% and a weighted average LTV of 60.2%. The loan portfolio consists of 97.2% first mortgage loans, 97.8% of the mortgage loans are floating rate, and the loans are well-diversified by property type, with no property type comprising more than 22% of the loan portfolio (net). The weighted average credit spread for our loan portfolio was LIBOR plus 5.02%, as compared to 5.16% for the prior quarter ended March 31, 2017. No loan impairments or loan loss reserves were recorded as of June 30, 2017. Since inception, the Company has not experienced a credit loss event.

INITIAL PUBLIC OFFERING

On July 25, 2017, the Company completed an initial public offering of 11 million shares of common stock at a public offering price of $20.00 per share, generating net proceeds of approximately $200 million. On August 22, 2017, the Company issued and sold, and the underwriters purchased under its greenshoe option, 650,000 shares of common stock for net proceeds of approximately $12.2 million. The combined net proceeds of approximately $212.2 million will be utilized to originate or acquire mortgage loans and CMBS investments, and for general corporate purposes.

On July 25, 2017, simultaneous with the completion of the initial public offering, the Company distributed a stock dividend of approximately 9.5 million shares to its pre-IPO stockholders.

BOARD OF DIRECTORS APPOINTMENTS

Upon the listing of the Company’s common stock on the NYSE on July 20, 2017, four independent members were elected to the Company’s Board of Directors: Michael Gillmore; Wendy Silverstein; Bradley Smith; and Gregory White. These directors join three existing members, all of whom are partners at TPG: Avi Banyasz, Chairman; Greta Guggenheim, CEO; and Kelvin Davis. The Board of Directors now consists of four independent and three TPG-affiliated members, all with significant industry-specific knowledge, experience, and proven relationships within the real estate industry.

EARNINGS CALL SCHEDULE

The Company will commence regular conference calls to review quarterly results of operations beginning with the third quarter, in November 2017.

ABOUT TRTX

TPG RE Finance Trust, Inc. (NYSE:TRTX) (the “Company” or “TRTX”) is a commercial real estate finance company, operating as a real estate investment trust (“REIT”), that focuses primarily on directly originating, acquiring, and managing commercial mortgage loans and other commercial real estate‐related debt instruments for its balance sheet. The Company is externally managed by TPG RE Finance Trust Management, L.P., an affiliate of TPG Global, LLC (“TPG”), a leading global alternative investment firm with over a 20‐year history and over $73 billion of assets under management. For more information regarding TRTX, visit www.tpgrefinance.com.

FORWARD-LOOKING STATEMENTS

The information contained in this earnings release contains “forward‐looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward‐looking statements are subject to various risks and uncertainties, including, without limitation, statements relating to the performance of the Company’s investments, the Company’s ability to originate loans that are in the pipeline and under evaluation by the Company, and financing needs and arrangements. Forward‐looking statements are generally identifiable by use of forward‐looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward‐looking statements are based on certain assumptions, discuss future expectations, describe existing or future plans and strategies, contain projections of results of operations, liquidity and/or financial condition or state other forward‐looking information. Statements relating to the Company’s ability to originate loans in the pipeline the Company is evaluating are forward-looking statements, and the Company cannot assure you that TRTX will enter into definitive documents or close any of the loans that the Company is evaluating. The ability of TRTX to predict future events or conditions or their impact or the actual effect of existing or future plans or strategies is inherently uncertain. Although the Company believes that such forward‐looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward‐looking statements. You are cautioned not to place undue reliance on these forward‐looking statements, which reflect the Company’s views only as of the date of this earnings release. Except as required by law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward‐looking statements appearing in this earnings release. The Company does not undertake any obligation to update any forward-looking statements contained in this earnings release as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT

(212) 405 8500

IR@tpgrefinance.com

MEDIA CONTACT

TPG RE Finance Trust

Luke Barrett

(415) 743-1550

media@tpg.com

TPG RE Finance Trust, Inc.

CONSOLIDATED BALANCE SHEETS

In thousands, except share and per share data

(unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Cash and Cash Equivalents	$200,653	$103,126
Restricted Cash	1,081	849
Accounts Receivable	382	644
Accounts Receivable from Servicer/Trustee	47,416	34,743
Accrued Interest Receivable	12,207	14,023
Loans Held for Investment (includes $1,462,300 and $1,397,610 pledged as collateral under repurchase agreements)	2,191,911	2,449,990
Investment in Commercial Mortgage-Backed Securities, Available- for-Sale (includes $128,298 and $51,305 pledged as collateral under repurchase agreements)	129,585	61,504
Other Assets, Net	3,427	704
Total Assets	$2,586,662	$2,665,583
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accrued Interest Payable	$4,620	$2,907
Accrued Expenses	9,407	6,555
Collateralized Loan Obligation (net of deferred financing costs of $1,208 and $2,541)	166,077	540,780
Repurchase Agreements (net of deferred financing costs of $8,939 and $8,159)	1,139,649	1,013,370
Notes Payable (net of deferred financing costs of $2,886 and $2,883)	235,525	108,499
Payable to Affiliates	6,536	3,955
Deferred Revenue	356	482
Dividend Payable	20,520	18,346
Total Liabilities	1,582,690	1,694,894
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock ($0.001 par value; 125 and 125 shares authorized; 125 and 125 shares issued and outstanding, respectively)	—	—
Common Stock ($0.001 par value; 95,500,000 and 95,500,000 shares authorized; 39,252,219 and 38,260,053 shares issued and outstanding, respectively)	40	39
Class A Common Stock ($0.001 par value; 2,500,000 and 2,500,000 shares authorized; 982,211 and 967,500 shares issued and outstanding, respectively)	1	1
Additional Paid-in-Capital	1,004,466	979,467
Retained Earnings (Accumulated Deficit)	(3,073)	(10,068)
Accumulated Other Comprehensive Income	2,538	1,250
Total Stockholders' Equity	1,003,972	970,689
Total Liabilities and Stockholders' Equity	$2,586,662	$2,665,583

TPG RE Finance Trust, Inc.

CONSOLIDATED STATEMENTS OF INCOME & COMPREHENSIVE INCOME

In thousands, except share and per share data

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
INTEREST INCOME
Interest Income	$51,736	$38,400	$99,677	$72,132
Interest Expense	(19,635)	(15,076)	(37,435)	(28,006)
Net Interest Income	32,101	23,324	62,242	44,126
OTHER REVENUE
Other Income, net	245	296	367	311
Total Other Revenue	245	296	367	311
OTHER EXPENSES
Professional Fees	463	888	1,192	1,226
General and Administrative	720	1,190	1,189	1,446
Servicing and Asset Management Fees	1,205	648	2,341	1,510
Management Fee	2,768	2,149	5,356	4,133
Collateral Management Fee	71	219	202	493
Incentive Management Fee	1,805	1,266	3,386	2,074
Total Other Expenses	7,032	6,360	13,666	10,882
Income Before Income Taxes	25,314	17,260	48,943	33,555
Income Taxes	14	(144)	(140)	(190)
Net Income	$25,328	$17,116	$48,803	$33,365
Preferred Stock Dividends	(8)	(8)	(8)	(8)
Net Income Attributable to Common Stockholders	$25,320	$17,108	$48,795	$33,357
Basic Earnings per Common Share	$0.64	$0.52	$1.24	$1.08
Diluted Earnings per Common Share	$0.64	$0.52	$1.24	$1.08
Weighted Average Number of Common Shares Outstanding
Basic:	39,482,038	32,708,334	39,355,499	30,900,638
Diluted:	39,482,038	32,708,334	39,355,499	30,900,638
Dividends Declared per Common Share	$0.51	$0.53	$1.05	$0.53
OTHER COMPREHENSIVE INCOME
Net Income	$25,328	$17,116	$48,803	$33,365
Unrealized Gain on Commercial Mortgage- Backed Securities	56	809	1,288	1,037
Comprehensive Net Income	$25,384	$17,925	$50,091	$34,402

TPG RE Finance Trust, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In thousands

(unaudited)

	Six Months Ended June 30,
	2017	2016
Cash Flows from Operating Activities:
Net Income	$48,803	$33,365
Adjustment to Reconcile Net Income to Net Cash Provided by (Used in) Operating Activities:
Amortization and Accretion of Premiums, Discounts and Loan Origination Fees, Net	(9,805)	(1,922)
Amortization of Deferred Financing Costs	5,453	4,289
Decrease (Increase) in Capitalized Accrued Interest	2,456	(583)
Cash Flows Due to Changes in Operating Assets and Liabilities:
Accounts Receivable	262	2,488
Accrued Interest Receivable	1,816	(3,323)
Accrued Expenses	(671)	6,020
Accrued Interest Payable	1,713	646
Payable to Affiliates	2,581	(1,553)
Deferred Income / Gain	(126)	—
Change in Other Assets	143	—
Net Cash Provided by Operating Activities	52,625	39,427
Cash Flows from Investing Activities:
Restricted Cash	(232)	(548)
Origination of Loans Held for Investment	(524,725)	(252,348)
Purchase of Loans Held for Investment	—	(358,636)
Advances on Loans Held for Investment	(154,566)	(152,666)
Principal Advances Held by Servicer/Trustee	—	(566)
Principal Repayments of Loans Held for Investment	883,146	265,431
Proceeds from Sales of Loans Held for Investment	52,443	—
Purchase of Commercial Mortgage-Backed Securities	(96,610)	(49,754)
Principal Repayments of Mortgage-Backed Securities	29,666	—
Purchases and Disposals of Fixed Assets	(218)	—
Net Cash Provided by (Used in) Investing Activities	188,904	(549,087)

(Continued on next page)

	Six Months Ended June 30,
	2017	2016
Cash Flows from Financing Activities:
Payments on Collateralized Loan Obligation	(392,289)	(191,158)
Proceeds from Collateralized Loan Obligation	16,254	53,464
Payments on Secured Financing Agreements	(547,820)	(101,288)
Proceeds from Secured Financing Agreements	798,514	616,246
Payment of Deferred Financing Costs	(4,027)	(9,577)
Proceeds from Issuance of Common Stock	24,635	98,168
Proceeds from Issuance of Class A Common Stock	365	1,832
Dividends Paid on Common Stock	(38,177)	(38,836)
Dividends Paid on Class A Common Stock	(1,449)	(1,050)
Dividends Paid on Preferred Stock	(8)	(8)
Net Cash Provided by (Used in) Financing Activities	(144,002)	427,793
Net Change in Cash and Cash Equivalents	97,527	(81,867)
Cash and Cash Equivalents at Beginning of Period	103,126	104,936
Cash and Cash Equivalents at End of Period	$200,653	$23,069
Supplemental Disclosure of Cash Flow Information:
Interest Paid	$30,270	$22,556
Taxes Paid	140	69
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Dividends Declared, not paid	$20,520	$—
Principal Repayments of Loans Held for Investment by Servicer/Trustee, Net	44,024	3,618
Unrealized Gain on Commercial Mortgage-Backed Securities, Available-for-Sale	1,288	1,037
Proceeds from Secured Financing Agreements Held by Trustee	3,392	—
Accrued Deferred Financing Costs	2,125	2,373
Accrued Other Assets	2,648	—

(End of Consolidated Statements of Cash Flows)

TPG RE Finance Trust, Inc.

Core Earnings

In thousands, except share and per share data

(unaudited)

	Three Months Ended
	June 30, 2017	March 31, 2017
Net Income Attributable to Common Stockholders[1]	$25,320	$23,475
Non-Cash Compensation Expense	—	—
Depreciation and Amortization Expense	—	—
Unrealized Gains (Losses)	—	—
Other Items	—	—
Core Earnings[2]	$25,320	$23,475
Weighted-Average Common Shares Outstanding, Basic and Diluted	39,482,038	39,227,553
Core Earnings per Common Share, Basic and Diluted	$0.64	$0.60

1.	Represents GAAP Net Income attributable to our common and Class A common stockholders.
2.

We use Core Earnings to evaluate our performance excluding the effects of certain transactions and GAAP adjustments we believe are not necessarily indicative of our current loan activity and operations. Core Earnings is a non-GAAP measure, which we define as GAAP net income (loss) attributable to our stockholders, including realized gains and losses not otherwise included in GAAP net income (loss), and excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) unrealized gains (losses), and (iv) certain non-cash items. Core Earnings may also be adjusted from time to time to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by our Manager, subject to approval by a majority of our independent directors. The exclusion of depreciation and amortization from the calculation of Core Earnings only applies to debt investments related to real estate to the extent we foreclose upon the property or properties underlying such debt investments.

We believe that Core Earnings provides meaningful information to consider in addition to our net income and cash flow from operating activities determined in accordance with GAAP. This adjusted measure helps us to evaluate our performance excluding the effects of certain transactions and GAAP adjustments that we believe are not necessarily indicative of our current loan portfolio and operations. Although pursuant to the Management Agreement we calculate the incentive and base management fees due to our Manager using Core Earnings before incentive fees expense, we report Core Earnings after incentive fee expense, as we believe this is a more meaningful presentation of the economic performance of our common and Class A common stock.

Core Earnings does not represent net income or cash generated from operating activities and should not be considered as an alternative to GAAP net income, or an indication of our GAAP cash flows from operations, a measure of our liquidity, or an indication of funds available for our cash needs. In addition, our methodology for calculating Core Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported Core Earnings may not be comparable to the Core Earnings reported by other companies.

TPG RE Finance Trust, Inc.

Book Value per Common Share

In thousands, except share and per share data

(unaudited)

Set forth below is an analysis of the Company’s book value per share adjusted for the impact of (1) the initial public offering of 11.65 million shares, inclusive of the underwriters’ partial greenshoe exercise (650,000 shares), at a public offering price of $20.00 per share, and (2) the stock dividend paid to the Company’s pre-IPO stockholders upon the completion of the initial public offering:

Three Months Ended June 30, 2017	Amount	Shares
Total Stockholders’ Equity	$1,003,972
Preferred Stock	(125)
Stockholders’ Equity, Net of Preferred Stock	$1,003,847
Number of Common Shares Outstanding at Period End[1]		40,234,430
Book Value per Common Share	$24.95

Equity Issuances - July 25, 2017
IPO Net Proceeds	$199,900
Shares of Common Stock Issued in IPO		11,000,000
Dilution in Book Value per Common Share	$(0.37)
Net Proceeds from Stock Dividend	$-
Common Shares Issued in Stock Dividend[2]		9,455,083
Dilution in Book Value per Common Share	$(4.75)
Equity Issuance – August 22, 2017
IPO Greenshoe Exercise Net Proceeds	$12,220
Shares of Common Stock Issued in Greenshoe Exercise		650,000
Dilution in Book Value per Common Share	$(0.01)
Number of Common Shares Outstanding – Post-Stock Dividend and IPO (Including Greenshoe Exercise)[3]		61,339,513
As-Adjusted Book Value per Common Share Post-IPO and Stock Dividend (Including Greenshoe Exercise)[4]	$19.82

1.	Includes total outstanding common stock and Class A common stock at June 30, 2017.
2.	Consists of 9,224,268 shares of common stock and 230,815 shares of Class A common stock.
3.	Includes total outstanding common and Class A common stock on an actual basis as of June 30, 2017, adjusted to give effect to the July 25, 2017 and August 22, 2017 equity issuances.
4.	Excludes the impact of operating and investing activities subsequent to June 30, 2017.